UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 18, 2010

HEARTLAND PAYMENT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32594	22-3755714
(State or other jurisdiction of incorporation or organization)	(Commission File No)	(I.R.S. Employer Identification Number)

90 Nassau Street, Princeton, New Jersey 08542

(Address of principal executive offices) (Zip Code)

(609) 683-3831

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 18, 2010, Heartland Payment Systems, Inc. (“Company”, “we”, “our” or “us”) entered into a bridge loan agreement (the “Bridge Loan Agreement”) with KeyBank National Association, as administrative agent (“KeyBank”), and KeyBank and Heartland Bank as bridge lenders. On such date, Keybank made a bridge loan to us in the amount of $20,000,000 and Heartland Bank made a bridge loan to us in the amount of $8,000,000 (collectively, the “Bridge Loan”), which are the maximum amounts that we may borrow under the Bridge Loan Agreement. The Bridge Loan is guaranteed by our subsidiaries, Debitek, Inc., a Delaware corporation, Heartland Acquisition, LLC, a Delaware limited liability company, and Heartland Payroll Company, L.L.C., an Ohio limited liability company.

The Bridge Loan bears interest at a rate of 1.0% plus the Alternate Base Rate. The Alternate Base Rate is the greater of (i) KeyBank’s prime rate, (ii) 0.5% plus the weighted average of the rates on overnight Federal funds transactions as published by the Federal Reserve Bank of New York or, if no such rate is published for any day that is a business day, the average of the quotations for such day for transactions received by the administrative agent from three Federal funds brokers of national standing and (iii) 1.0% plus the LIBOR rate for a one month interest period commencing on such day. If principal, interest or fees on the Bridge Loan are not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest at a rate per annum equal to the Alternate Base Rate plus 3.0%.

We must repay the Bridge Loan by February 17, 2011. We may optionally prepay the Bridge Loan at any time in whole or in part. We must prepay the Bridge Loan with the net cash proceeds of certain asset sales, the net cash proceeds of certain equity and debt issuances, and the net cash proceeds of certain recovery events.

The Bridge Loan Agreement contains covenants, which include our maintenance of certain leverage and fixed charge coverage ratios, limitations on our indebtedness, a first priority security interest in our service center located in Jeffersonville, Indiana (the “Service Center”) and certain other assets relating to the ownership and occupancy of the Service Center, our investments in, and loans to, other business units, our ability to enter into business combinations and asset sales, and certain other financial and non-financial covenants. These covenants also apply to our subsidiaries.

On February 18, 2010, we also entered into an amendment (the “Amendment”) to that certain Amended and Restated Credit Agreement (as the same has been, and may hereafter be, amended, restated and supplemented from time to time, the “Credit Agreement”) dated as of May 30, 2008, among us, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, swingline lender and issuing bank. The Amendment provided for, among other things, a release of the lender’s lien on the Service Center and certain other assets relating to the ownership and occupancy of the Service Center.

On February 18, 2010, we also entered into a Commitment Increase Agreement pursuant to the provisions of Section 2.08(d) of the Credit Agreement (the “Commitment Increase Agreement”) pursuant to which KeyBank as one of the lenders under the Credit Agreement agreed to increase its revolving credit commitment to us under the Credit Agreement by $25,000,000 (the “Increased Credit Commitment”).

The proceeds of the Bridge Loan and the Increased Credit Commitment were used to fund our previously disclosed settlement with Visa (as defined below), which has been consummated as disclosed in Item 8.01 of this Current Report on Form 8-K.

The description of the Bridge Loan Agreement, the Amendment and the Commitment Increase Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Bridge Loan Agreement, the Amendment and the Commitment Increase Agreement, which are filed hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and each is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation

The disclosure set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01 Other Events

The settlement pursuant to the previously disclosed settlement agreement entered into on January 7, 2010, as amended, by the Company, Heartland Bank, KeyBank, and Visa U.S.A. Inc., Visa International Service Association and Visa Inc. (collectively, “Visa”) has been consummated.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description

10.1	Bridge Loan Agreement dated as of February 18, 2010 among Heartland Payment Systems, Inc., KeyBank National Association, as administrative agent, and KeyBank National Association and Heartland Bank as bridge lenders.

10.2	Amendment No. 2 and Amended and Restated Credit Agreement and Partial Release of Collateral dated as of February 18, 2010, among Heartland Payment Systems, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, swingline lender and issuing bank.

10.3	Commitment Increase Agreement between Heartland Payment Systems, Inc, and KeyBank National Association, and accepted by JPMorgan Chase Bank, N.A. as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 24, 2010

Heartland Payment Systems, Inc.
(Registrant)

By:	/s/ Robert H.B. Baldwin, Jr.
Robert H.B. Baldwin, Jr.
President and CFO